Exhibit 99.1

News Release

Victory Capital Reports May 2026 Total Client Assets

San Antonio, Texas, June 9, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $338.9 billion, Other Assets of $3.6 billion, and Total Client Assets of $342.4 billion, as of May 31, 2026.

For the month of May, Average Total AUM was $333.6 billion, average Other Assets was $3.5 billion, and average Total Client Assets was $337.1 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	May 31, 2026	April 30, 2026
Solutions	$104,540	$99,331
Fixed Income	81,206	80,439
U.S. Mid Cap Equity	30,882	30,842
U.S. Small Cap Equity	11,126	11,195
U.S. Large Cap Equity	67,484	65,586
Global / Non-U.S. Equity	36,753	34,901
Alternative Investments	3,216	3,127
Total Long-Term Assets	$335,207	$325,422
Money Market / Short Term Assets	3,643	3,653
Total Assets Under Management[2]	$338,850	$329,075

By Vehicle
Mutual Funds[3]	$180,831	$176,967
Separate Accounts and Other Pooled Vehicles[4]	139,486	134,779
ETFs[5]	18,533	17,330
Total Assets Under Management	$338,850	$329,075

Other Assets[6]
Institutional	$3,597	$3,498
Total Other Assets	$3,597	$3,498

Total Client Assets
Total Assets Under Management	$338,850	$329,075
Total Other Assets	3,597	3,498
Total Client Assets	$342,447	$332,573

By Region
U.S.	$280,644	$272,975
Non-U.S.	61,803	59,598
Total Client Assets	$342,447	$332,573

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $342.4 billion in total client assets, as of May 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com